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                                                                    Exhibit 99.1

                         [LETTERHEAD OF CROWN VANTAGE]

            Nasdaq National Market Continues Crown Vantage Listing;
                   CVAN Must Achieve $5 Bid Price By June 18


    Oakland, Calif., March 18, 1999 -- The Nasdaq Listing Qualifications Panel today notified Crown Vantage Inc. (Nasdaq:CVAN) that the company's common stock will continue to be listed on the National Nasdaq Market. The stock will continue to trade on the National Market so long as a closing bid price of at least $5.00 per share is achieved by June 18, 1999, and thereafter the stock maintains that closing bid price for a minimum of 10 consecutive trading days.

    Crown Vantage management met with the Qualifications Panel on Feb. 5, 1999, and requested additional time to achieve share price recovery.

    "This extension is very good news for Crown Vantage and its shareholders," said President and Chief Executive Officer Robert A. Olah. "We appreciate the confidence that the Nasdaq Qualifications Panel has expressed in Crown by granting us an additional ninety days in which to achieve the $5 minimum bid price." Crown Vantage continues to meet all other listing requirements of Nasdaq.

    Crown Vantage, which had sales in 1998 of $851 million, is a manufacturer and marketer of papers for printing, publishing and specialty packaging and converting applications from its 10 pulp and paper mills in the United States and Scotland. Crown Vantage information can be found on the Internet at www.crownvantage.com.